Exhibit 99.1

[Company Logo]

NEWS RELEASE	CONTACT:
Jennifer M. Davis
For Release at 4:01 PM ET	Sr. Manager, Investor Relations
February 24, 2004	212-697-1976
IR@mgipharma.com

MGI PHARMA ANNOUNCES PROPOSED PRIVATE PLACEMENT OF

CONVERTIBLE NOTES

MINNEAPOLIS, February 24, 2004 — MGI PHARMA, INC. (Nasdaq: MOGN) today announced that it intends to offer senior subordinated convertible notes due 2024 for gross proceeds of approximately $200 million through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The interest rate, number of shares issuable upon conversion of the notes, investor put rights and company redemption rights are to be determined by negotiations between the company and the initial purchasers of the notes. The company has granted the initial purchasers a 30-day option to purchase additional notes for gross proceeds of up to $30 million.

The company intends to use a portion of the net proceeds to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payments on the notes. The company intends to use the balance of the net proceeds from the offering to continue development of its business, including potential product and product candidate acquisitions, potential acquisitions of complementary companies or businesses and general corporate purposes. Pending such uses, the company intends to invest the net proceeds in interest bearing, marketable securities.

The notes and common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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